Exhibit 10.2
SHOPOFF PROPERTIES TRUST, INC.
2007 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT AND AGREEMENT

Name:	Option Number:
Address:	Plan Name:	2007 Equity Incentive Plan
Employee ID:
Effective                     , 20___, (“Grant Date”), you have been granted [a qualified/non-qualified] stock option to purchase                      (                    ) shares of Shopoff Properties Trust, Inc. common stock at an Exercise Price of $9.50 per share pursuant to the Shopoff Properties Trust, Inc. 2007 Equity Incentive Plan (the “Plan”). Except as otherwise defined herein, terms with initial capital letters shall have the same meanings set forth in the Plan. A copy of the Plan is attached to this Notice and Agreement. The terms and conditions of the Plan are incorporated herein by this reference.
Subject to the terms and conditions of the Plan, this Option shall vest over a period of                     (     ) months from the Grant Date as follows:
          [Insert vesting schedule]. This Option shall expire ten (10) years from the Grant Date.
By accepting this grant and exercising any portion of the Option, you represent that you: (i) agree to the terms and conditions of this Notice and Agreement and the Plan; (ii) have reviewed the Plan and the Notice and Agreement in their entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the Administrator’s decisions regarding, and all interpretations of, the Plan and the Notice and Agreement; and (v) agree to notify Shopoff Properties Trust, Inc. upon any change in your home address indicated above.
Please return a signed copy of this Notice of Stock Option Grant and Agreement to [insert contact name] at Shopoff Properties Trust, Inc., 8951 Research Drive, Irvine, California 92618, and retain a copy for your records.

Dated:
For SHOPOFF PROPERTIES TRUST, INC:

[Insert Title]